Exhibit 23

– Consent Of Independent Registered Public Accounting Firm –

We consent to the incorporation by reference in Registration Statement (No. 333-182635) on Form S-8 of our report dated December 29, 2014 with respect to the financial statements and supplemental schedule of HomeTrust Bank 401(k) Plan included in this Annual Report on Form 11-K for the year ended June 30, 2014.

/s/Dixon Hughes Goodman LLP

Charlotte, North Carolina
December 29, 2014